EXHIBIT 1(a)(2)

                           AARP CASH INVESTMENT FUNDS
                       (formerly AARP Money Market Trust)

                            Certificate of Amendment


     The undersigned, being at least a majority of the duly elected and qualified Trustees presently in office of AARP Cash Investment Funds (formerly AARP Money Market Trust), a business trust organized under the laws of The Commonwealth of Massachusetts pursuant to an Amended and Restated Declaration of Trust dated February 8, 1985, do hereby adopt the following amendment to the Declaration of Trust.

     SECTION 1.1 is amended to read in its entirety:

     The name of the trust created hereby, until and unless changed by the Trustees as provided in Section 8.3(a) hereof, is the "AARP Cash Investment Funds."

     This Certificate may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one certificate.

     IN WITNESS WHEREOF, the undersigned have this day signed this Certificate.


DATED: May 24, 1985

/s/Cyril F. Brickfield                            /s/George S. Johnston
----------------------------                      --------------------------
Cyril F. Brickfield                               George S. Johnston


----------------------------                      --------------------------
Louise D. Crooks                                  Robert J. Myers


/s/Mary Johnston Evans
----------------------------                      --------------------------
Mary Johnston Evans                               Mildred M. Seltzer


/s/Edgar R. Freidler
----------------------------                      --------------------------
Edgar R. Freidler                                 Gordon Shillinglaw


/s/Cuyler W. Findlay
-----------------------------
Cuyler W. Findlay